BrightSpring Health Services, Inc. Announced Refinancing of Term Loan B

LOUISVILLE, KENTUCKY, December 11, 2024 – BrightSpring Health Services, Inc. (“BrightSpring” or the “Company”) (NASDAQ: BTSG), a leading provider of home and community-based health services for complex populations, completed the successful refinancing of all of its $2.55 billion Term Loan B facility due February 2031, through its subsidiary Phoenix Guarantor Inc. BrightSpring incurred no additional indebtedness as a result of the transaction.

The Company’s refinanced facility was repriced at SOFR +250 basis points, vs. the prior issuance at SOFR +325 basis points. The repricing reduced the applicable interest rate on the outstanding term loan by 75 basis points, representing an estimated cash interest savings of approximately $19.1 million annually.

Morgan Stanley and KKR Capital Markets served as the lead bookrunners for the loan.

About BrightSpring Health Services

BrightSpring Health Services provides complementary and integrated home- and community-based pharmacy and health solutions for complex populations in need of specialized and/or chronic care. Through the Company’s service lines, including pharmacy, home health care and primary care, and rehabilitation and behavioral health, we provide comprehensive care and clinical solutions in all 50 states to over 400,000 customers, clients and patients daily. BrightSpring’s services improve the quality of life and health for high-need individuals while reducing overall costs to the healthcare system.

Forward Looking Statements

The statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on BrightSpring’s current expectations and are not guarantees of future performance. The forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. These expectations, beliefs, and projections are expressed in good faith and BrightSpring believes there is a reasonable basis for them. However, there can be no assurance that these expectations, beliefs, and projections will result or be achieved. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory, and other factors, many of which are beyond BrightSpring’s control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in BrightSpring’s filings with the Securities and Exchange Commission (the “SEC”) under caption “Risk Factors,” including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and subsequent other filings BrightSpring makes with the SEC from time to time. Any forward-looking statement in this press release speaks only as of the date of this release. BrightSpring undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Contact

Investor Relations:

David Deuchler, CFA

Gilmartin Group LLC

ir@brightspringhealth.com

Media Contact:
Leigh White
leigh.white@brightspringhealth.com
502.630.7412